Exhibit 99.1

CONTACT: Investor Relations

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com

TAYLOR MORRISON REPORTS FOURTH QUARTER AND YEAR END 2013

FINANCIAL RESULTS

•	Strong earnings per share of $0.79 on net income of $96.0 million in the fourth quarter

•	Annual home closings increased 54.1% to 5,829 in 2013 and 33.6% to 1,870 in the quarter

•	Full year 2013 home closings revenue increased 65.4% to $2.26 billion, while fourth quarter home closings revenue increased by 44.4% to $780.1 million

•	Adjusted home closings gross margin was 24.8% in the quarter

•	Home closings gross margin was 22.8% in the quarter

•	Fourth quarter U.S. home closings revenue increased 64.3% to $620.6 million, and U.S. average home closing price increased 18.3% to $425,000 in the quarter

Scottsdale, AZ, February 12, 2014 –Taylor Morrison Home Corporation (the “Company” or “Taylor Morrison”) (NYSE: TMHC) announced today financial results for the fourth quarter and year ended December 31, 2013. Earnings per share were $0.79 on net income for the quarter of $96.0 million, which includes certain tax benefits related to the reversal of a portion of the valuation allowance on deferred tax assets and a tax indemnification settlement. Excluding these items, earnings per share as adjusted was $0.72.

“This has been a remarkable year for Taylor Morrison,” said Sheryl Palmer, President and Chief Executive Officer. “We successfully executed against our strategy of first identifying and then developing and building in core locations within high-growth markets to continue our trend of strong results and more than four years of operating profit.”

“As we look ahead to 2015 and beyond, our opportunistic investment in our land bank portfolio has uniquely positioned us for success. We own or control most of what we need to execute in 2015, and we believe our disciplined investments in high-growth markets will ensure that we are able to maintain quality lots in core locations in order to meet future demand in 2016 and beyond,” Palmer concluded.

Net sales orders in the Company’s U.S. operations increased 23.1% in the fourth quarter of 2013 with a continued focus on move-up buyers. Net sales orders in the Company’s Canadian operations were down 3.8% in the fourth quarter of 2013. Net sales orders on a Company-wide basis increased 19.6% to 1,174 in the fourth quarter of 2013, as compared to 982 in the fourth quarter of last year. During the quarter, average community count increased by 48% to 180. Consistent with the third quarter, the Company’s overall monthly absorption pace was 2.2 net sales orders per community in the fourth quarter of 2013.

The sales order backlog value in the U.S. increased 37.9% to $987.8 million at December 31, 2013 from $716.0 million at December 31, 2012 and units in backlog increased by 16.2% to 2,166 homes at December 31, 2013 as compared to 1,864 homes at December 31, 2012. The Company’s consolidated sales order backlog value increased 9.8% to approximately $1.25 billion at December 31, 2013 from $1.14 billion at December 31, 2012, and with the delivery of two wholly owned high-rise towers in Canada, backlog units decreased 6.7% to 2,988 homes at December 31, 2013 compared with 3,203 homes at December 31, 2012. The fourth quarter 2013 cancellation rate, representing cancelled sales orders divided by gross sales orders, was 15.2%, as compared to 11.5% in the fourth quarter of 2012.

Home closings revenue totaled $780.1 million in the fourth quarter of 2013, benefiting from a 33.6% increase in homes closed, from 1,400 in the 2012 quarter to 1,870 during the 2013 quarter. Consolidated average home closing price increased 8.1% to $417,000, while average home closing price in the U.S. increased 18.3% to nearly $425,000 year-over-year. Adjusted home closings gross margin in the fourth quarter of 2013, which excludes capitalized interest, was 24.8%, an improvement of 100 basis points from the third quarter of 2013. Adjusted home closings gross margin declined 60 basis points as compared to the fourth quarter of 2012. Home closings gross margin dollars increased 40.9% to $193.4 million in the 2013 fourth quarter as compared to the prior year quarter. Home closings gross margin in the fourth quarter of 2013 declined to 22.8%, compared to 23.4% in the fourth quarter of 2012.

The Company’s mortgage company, Taylor Morrison Home Funding (“TMHF”), reported a gross margin of $5.0 million on financial services revenue of $9.5 million for the quarter. The mortgage capture rate for TMHF was 78% for both the fourth quarter and full year 2013.

Selling, general and administrative expenses were $68.2 million, or 8.7% of home closings revenue for the 2013 fourth quarter, compared to $48.0 million or 8.9% of home closings revenue for the fourth quarter of 2012. Equity in income of unconsolidated entities, which represents the Company’s investments in joint ventures, was $16.5 million in the fourth quarter of 2013 as compared to $11.5 million in the fourth quarter of 2012.

The Company ended the fourth quarter of 2013 with $414.0 million of cash, including $24.8 million of restricted cash. Our net debt to capital ratio was 38.1% at the end of the quarter, and we had no borrowings under our $400 million unsecured revolving credit facility. Homebuilding inventories at the end of the 2013 totaled $2.26 billion, an increase of 41.0% from $1.60 billion at December 31, 2012. The Company owned or controlled more than 45,000 lots, excluding unconsolidated joint ventures, at December 31, 2013, compared with approximately 40,000 lots at December 31, 2012.

“As we look towards 2014, we anticipate our community count to increase 25% to 30% and closings to increase by 15% to 20%,” said Dave Cone, Vice President and Chief Financial Officer. “We anticipate home closings margin to be flat relative to 2013 with accretion expected in the U.S. operations being offset by the decline in the Canadian home closings margin. We anticipate continued leverage in SG&A, as a percentage of homebuilding revenue and be under 10%. Income from unconsolidated joint ventures is expected to be approximately $16 million to $20 million.”

For the first quarter of 2014, community count is expected to increase by 15% to 20% and closings to increase approximately 15% year-over-year. Income from unconsolidated joint ventures is anticipated to be between $1 million and $2 million.

Earnings Conference Call

A conference call to discuss the Company’s fourth quarter 2013 earnings will be held at 8:30 a.m. Eastern Time on Wednesday, February 12, 2014. The call will be broadcast live on the Internet and can be accessed through the investor relations page on the Company’s website at www.taylormorrison.com. If you are unable to participate in the conference call, the call will be archived at www.taylormorrison.com for one year. A replay of the conference call will also be available later today by calling 1 (888) 843-7419 or 1 (630) 652-3042 and entering 3640 8857 as the confirmation number.

Forward-Looking Statements

This earnings release includes forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words believe, expect, intend, estimate, anticipate, project, may, can, could, might, will and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which Taylor Morrison operates; the availability and cost of land and other raw materials used by Taylor Morrison in its home building operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with Taylor Morrison’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in Taylor Morrison’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. Taylor Morrison undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in Taylor Morrison’s expectations. In addition, other such risks and uncertainties may be found in Taylor Morrison Home Corporation’s Registration Statement on Form S-1 and subsequent reports filed with the Securities and Exchange Commission under the heading “Risk Factors.”

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison Home Corporation (NYSE:TMHC) operates in the U.S. under the Taylor Morrison and Darling Homes brands and in Canada under the Monarch brand. Taylor Morrison is a builder and developer of single-family detached and attached homes serving a wide array of customers including first-time, move-up, luxury and active adult customers. Taylor Morrison divisions operate in Arizona, California, Colorado, Florida and Texas. Darling Homes serves a variety of consumers from move-up to luxury homebuyers in Texas. Monarch, Canada’s oldest homebuilder, builds homes for first-time and move-up buyers in Toronto and Ottawa as well as high rise condominiums in Toronto.

For more information about Taylor Morrison, Darling Homes or Monarch, please visit www.taylormorrison.com, www.darlinghomes.com and www.monarchgroup.net.

Taylor Morrison Home Corporation

Consolidated and Combined Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Home closings revenue	$780,057	$540,231	$2,264,985	$1,369,452
Land closings revenue	8,887	8,306	27,881	44,408
Mortgage operations revenue	9,475	8,156	30,371	21,861

Total revenues	798,419	556,693	2,323,237	1,435,721

Cost of home closings	602,014	413,869	1,774,761	1,077,525
Cost of land closings	7,324	8,003	26,741	35,884
Mortgage operations expenses	4,501	3,599	16,446	11,266

Total cost of revenues	613,839	425,471	1,817,948	1,124,675

Gross margin	184,580	131,222	505,289	311,046

Sales, commissions and other marketing costs	45,610	28,677	142,848	80,907
General and administrative expenses	22,550	19,353	90,743	60,444
Equity in income of unconsolidated entities	(16,514)	(11,467)	(37,563)	(22,964)
Interest (income) expense, net	642	(2,446)	(476)	(2,446)
Loss on extinguishment of debt	—	100	10,141	7,953
Other expense (income), net	(46)	5,222	2,541	3,567
Indemnification and transaction expenses	10,798	(29)	199,119	13,034

Income before income taxes	121,540	91,812	97,936	170,551
Income tax provision (benefit)	25,354	(257,207)	3,068	(260,297)

Income before non-controlling interests, net of tax	96,186	349,019	94,868	430,848
Loss (income) attributable to non-controlling interests - joint ventures	(156)	44	131	(28)

Net income	96,030	349,063	94,999	430,820
Income attributable to non-controlling interests - Principal Equityholders	(70,200)	—	(49,579)	—

Net income available to Taylor Morrison Home Corporation	$25,830	$349,063	$45,420	$430,820

Earnings per common share:
Basic	$0.79	N/A	$1.38	N/A
Diluted	$0.79	N/A	$1.38	N/A
Weighted average number of shares of common stock:
Basic	32,858	N/A	32,840	N/A
Diluted	122,326	N/A	122,319	N/A

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	As of December 31,
	2013	2012
Assets	(unaudited)
Cash and cash equivalents	$389,181	$300,602
Restricted cash	24,814	13,683
Real estate inventory:
Owned inventory	2,243,744	1,604,187
Real estate not owned under option agreements	18,595	—

Total real estate inventory	2,262,339	1,604,187
Land deposits	43,739	28,724
Loans receivable	33,395	48,579
Mortgages receivable	95,718	84,963
Tax indemnification receivable	5,216	107,638
Prepaid expenses and other assets, net	98,870	102,952
Other receivables, net	56,213	48,951
Investments in unconsolidated entities	139,550	74,465
Deferred tax assets, net	244,919	274,757
Property and equipment, net	7,515	6,423
Intangible assets, net	13,713	18,757
Goodwill	23,375	23,375

Total assets	$3,438,557	$2,738,056

Liabilities
Accounts payable	$121,865	$98,647
Accrued expenses and other liabilities	214,500	213,414
Income taxes payable	47,539	111,513
Customer deposits	94,670	82,038
Mortgage borrowings	74,892	80,360
Loans payable and other borrowings:
Loans payable and other borrowings attributable to the Company	282,098	215,968
Loans payable and other borrowings attributable to consolidated option agreements	18,595	—

Total loans payable and other borrowings	300,693	215,968
Revolving credit facility borrowings	—	50,000
Senior notes	1,039,497	681,541

Total liabilities	$1,893,656	$1,533,481

Stockholders’ equity
Total stockholders’ equity	1,544,901	1,204,575

Total liabilities and stockholders’ equity	$3,438,557	$2,738,056

Homes Closed:	Three Months Ended December 31,				Year Ended December 31,
(Dollars in thousands)	2013		2012		2013		2012
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	927	$356,788	589	$194,788	2,913	$1,094,578	1,661	$529,686
West	535	263,851	464	183,011	1,803	763,372	1,272	456,512
Canada	408	159,419	347	162,432	1,113	407,035	849	383,254

Subtotal	1,870	$780,058	1,400	$540,231	5,829	$2,264,985	3,782	$1,369,452
Unconsolidated joint ventures	207	61,674	26	22,149	441	132,525	232	90,791

Total	2,077	$841,732	1,426	$562,380	6,270	$2,397,510	4,014	$1,460,243

Net Sales Orders:	Three Months Ended December 31,				Year Ended December 31,
(Dollars in thousands)	2013		2012		2013		2012
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	637	$267,849	464	$166,412	3,255	$1,266,461	2,077	$692,287
West	411	234,752	387	163,621	1,763	839,764	1,661	612,428
Canada	126	50,344	131	53,410	596	265,367	744	309,584

Subtotal	1,174	$552,945	982	$383,443	5,614	$2,371,592	4,482	$1,614,299
Unconsolidated joint ventures	22	6,384	244	58,771	83	30,812	360	82,845

Total	1,196	$559,329	1,226	$442,214	5,697	$2,402,404	4,842	$1,697,144

Sales Order Backlog:	As of December 31,
(Dollars in thousands)	2013		2012
	Homes	Value	Homes	Value
East	1,544	$667,725	1,202	$474,086
West	622	320,029	662	241,947
Canada	822	259,352	1,339	419,607

Subtotal	2,988	$1,247,106	3,203	$1,135,640
Unconsolidated joint ventures	548	195,979	909	313,294

Total	3,536	$1,443,085	4,112	$1,448,934

Average Active Selling Communities:	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
East	120.9	75.7	120.7	74.6
West	44.8	32.2	37.6	33.2
Canada	13.9	13.5	14.8	14.0

Subtotal	179.6	121.4	173.1	121.8
Unconsolidated joint ventures	3.3	7.7	4.0	6.9

Total	182.9	129.1	177.1	128.7

Reconciliation of Non-GAAP Financial Measures

The following tables set forth a reconciliation between the Company’s home closings gross margin and adjusted home closings gross margin as well as between net income and adjusted net income. Adjusted home closings gross margin is a non-GAAP financial measure calculated based on gross margins, excluding impairments and capitalized interest amortization. Management uses adjusted home closings gross margins to evaluate the Company’s performance on a consolidated basis as well as the performance of the Company’s regions. Adjusted net income is a non-GAAP financial measure calculated based on net income, excluding various charges and expenses that do not reflect the ongoing operations of the Company, including (i) expense from early extinguishment of debt, (ii) reversal of an indemnification receivable and a related tax payable, (iii) reversal of valuation allowances, (iv) charges related to the Company’s initial public offering and related reorganization, (v) charges related to the termination of the management services agreements with the Company’s principal equity holders in connection with the Company’s initial public offering and (vi) tax effects of the foregoing. The Company believes adjusted gross margin and adjusted net income are relevant and useful to investors for evaluating the Company’s performance. These measures are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures as a measure of the Company’s operating performance. Although other companies in the homebuilding industry report similar information, the methods used may differ. The Company urges investors to understand the methods used by other companies in the homebuilding industry to calculate net income and gross margins and any adjustments to such amounts before comparing the Company’s measures to those of such other companies.

Adjusted Gross Margin Reconciliation

	Three Months Ended December 31,
	2013	2012
(In thousands except percentages)
Home closings revenues	$780,057	$540,231
Cost of home closings	602,014	413,869

Home closings gross margin	178,043	126,362
Add:
Capitalized interest amortization	15,311	10,831

Adjusted home closings gross margin	$193,354	$137,193

Home closings gross margin as a percentage of home closings revenue	22.8%	23.4%
Adjusted home closings gross margin as a percentage of home closings revenue	24.8%	25.4%

	Year Ended December 31,
	2013	2012
(In thousands except percentages)
Home closings revenues	$2,264,985	$1,369,452
Cost of home closings	1,774,761	1,077,525

Home closings gross margin	490,224	291,927
Add:
Capitalized interest amortization	50,224	28,757

Adjusted home closings gross margin	$540,448	$320,684

Home closings gross margin as a percentage of home closings revenue	21.6%	21.3%
Adjusted home closings gross margin as a percentage of home closings revenue	23.9%	23.4%

Taylor Morrison Home Corporation

Adjusted Net Income, Non-GAAP Reconciliation

(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Home closings revenue	$780,057	$540,231	$2,264,985	$1,369,452
Land closings revenue	8,887	8,306	27,881	44,408
Mortgage operations revenue	9,475	8,156	30,371	21,861

Total revenues	$798,419	$556,693	$2,323,237	$1,435,721

Cost of home closings	602,014	413,869	1,774,761	1,077,525
Cost of land closings	7,324	8,003	26,741	35,884
Mortgage operations expenses	4,501	3,599	16,446	11,266

Total cost of revenues	613,839	425,471	1,817,948	1,124,675

Gross margin	$184,580	$131,222	$505,289	$311,046

Sales, commissions and other marketing costs	45,610	28,677	142,848	80,907
General and administrative expenses	22,550	19,353	90,743	60,444
Equity in income of unconsolidated entities	(16,514)	(11,467)	(37,563)	(22,964)
Interest (income) expense, net	642	(2,446)	(476)	(2,446)
Loss on extinguishment of debt	—	100	10,141	7,953
Other expense (income), net	(46)	5,222	2,541	3,567
Indemnification expenses and transaction expenses	10,798	(29)	199,119	13,034

Income before income taxes	$121,540	$91,812	$97,936	$170,551

Income tax provision (benefit)	25,354	(257,207)	3,068	(260,297)

Income before non-controlling interests, net of tax	$96,186	$349,019	$94,868	$430,848
Loss (income) attributable to non-controlling interests - joint ventures	(156)	44	131	(28)

Net income	96,030	349,063	94,999	430,820
Income attributable to non-controlling interests - Principal Equityholders	(70,200)	—	(49,579)	—

Net income available to Taylor Morrison Home Corporation	$25,830	$349,063	$45,420	$430,820

Adjusted net income available to Taylor Morrison Home Corporation:
Net income available to shareholders of Taylor Morrison Home Corporation	$25,830	$349,063	$45,420	$430,820
Early extinguishment of debt expense	—	100	10,141	7,953
Tax effect of early extinguishment of debt	—	(36)	(3,666)	(2,875)
Indemnification receivable and income tax payable reversal	3,650	2,098	9,082	13,034
Valuation allowance reversal	(11,200)	(296,374)	(11,200)	(296,374)
Adjusted loss (income) attributable to Principal Equityholders	5,519	(54,851)	(3,185)	(152,558)

Adjusted net income available to Taylor Morrison Home Corporation (for basic EPS)	$23,799	$—	$46,592	$—

Adjusted income attributable to Principal Equityholders:
Income attributable to Principal Equityholders, net of tax	$70,200	$—	$49,579	$—
Net income (loss) attributable to Principal Equityholders Pre IPO	—	54,851	(25,294)	152,558
Pre IPO charge related to equity compensation charge from reorganization	20	—	80,189	—
Pre IPO charge related to termination of management services agreements	—	—	29,848	—
Tax effect on pre IPO charge related to termination of management services agreements	—	—	(10,790)	—
Adjusted (loss) income attributable to Principal Equityholders related to post IPO adjustments	(5,519)	—	3,185	—

Adjusted income attributable to Principal Equityholders	$64,701	$54,851	$126,717	$152,558

Adjusted net income (for diluted EPS)	$88,500	$54,851	$173,309	$152,558

Adjusted Earnings Per Share:
Earnings per share, basic	$0.79	N/A	$1.38	N/A
Adjusted earnings per share, basic	$0.72	N/A	$1.42	N/A
Earnings per share, diluted	$0.79	N/A	$1.38	N/A
Adjusted earnings per share, diluted	$0.72	N/A	$1.42	N/A

Weighted average number of shares of common stock:
Basic	32,858	N/A	32,840	N/A
Diluted	122,326	N/A	122,319	N/A